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     1997 Performance Incentive Plan



     PURPOSE

     The 1997 PERFORMANCE INCENTIVE PLAN is an incentive plan designed to recognize and reward eligible employees by sharing in the financial achievements of the Company. The program forges a stronger link between pay and Company performance and sharpens the Company's focus on business goals. It provides a chance for all salaried employees to share in the added value they create by superior group effort. The Plan Year for measuring financial and operational results is calendar year 1997.


     PARTICIPATION

     Employees are eligible to participate in the 1997
     PERFORMANCE INCENTIVE PLAN if they meet all of the following criteria:

     1. They are a regular full-time or part-time salaried employee in an eligible position for 90 days prior to December 31, 1997.

     2. They receive at least a ``
                                 Proficient'' performance
     appraisal rating.

     Full Award

     In addition to employees who participate in the Plan for a full Plan Year, certain employees who meet any of the following criteria, will not receive a reduction in award, provided they have no other deductible time.

     1. Employees who receive Accident and Sickness Benefits for less than 90 days during the Plan Year.

     2. Employees promoted to or hired into an eligible position before April 1, 1997.

     3. Employees called to active military duty during the
     Plan Year.
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     Prorated Awards

     The 1997 PERFORMANCE INCENTIVE PLAN award may be prorated for certain employees who first meet the basic eligibility requirements above. Awards are prorated for:

     1. Employees who retire during the Plan Year.

     2. Employees who die during the Plan Year.

     3. Employees who leave the Company due to long-term disability prior to December 31, 1997.

     4. Employees who receive Accident and Sickness benefits for more than 90 days or who are on paid or unpaid leave of absence for any other reason for more than 90 days during the Plan Year.

     5. Part time employees. Awards are calculated on scheduled hours.

     Ineligibility

     The 1997 PERFORMANCE INCENTIVE PLAN is not available to:

     1. Employees whose employment is terminated during the Plan Year for any reason other than retirement, death or disability.

     2. Employees on disciplinary probation for any portion of the Plan year.

     3. Employees must be in an active status on the date incentive payments are made to receive a payment.

     Plan Award Description

     The 1997 PERFORMANCE INCENTIVE PLAN provides participants with annual incentive pay based upon the attainment of specific Corporate financial performance measures. No incentive is earned for performance below threshold. Awards are dependent upon the achieved level of Corporate performance against its financial objectives, and each employees' individual award opportunity percentage. The award opportunity percentage that applies is based on an employees' permanent position and is expressed as a percentage of annualized base salary. Employees who hold more than one eligible position during the year, you will be entitled to an award based on the eligible position they hold for at least seven months.

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     Key Elements
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     1. There are two levels of participation within the
     Plan:  Corporate and Business Unit.

     2. Awards for participants of the Plan at the Business
     Unit level will be determined 30% by Corporate results and 70% by Business Unit results as measured by each applicable scorecard. No bonus pool is created at the Corporate or Business Unit level until the Corporate
     Threshold target is met.

     3. In view of the practical difficulties involved in setting and monitoring performance measures for Corporate support staffs, including Shared Services, which are uniform and equitable, Corporate performance measures will be used as the sole determinant of award allocations to those groups.

     4. Interpolation will be used to determine actual awards when performance on any objective falls between Threshold, Target and Maximum levels.


     Inclusion of Overtime Pay

     Award payments will be used in determining an eligible employee's equivalent overtime rate of pay for overtime hours worked during the Plan Year. Such incremental overtime payment will be paid as soon as practical after the incentive award payment and is subject to appropriate tax withholding.


     Effect On Benefits

     Award payments will be included in the calculation of pension accruals under the Pension Plan. Award payments are not eligible for contribution to the Savings Plan nor will they be included in the calculation of insurance benefits or payments under any other benefit plan.


     Tax Treatment of Incentive  Payments

     All incentive earnings are considered taxable income in the year in which they are paid. Appropriate federal, state and local taxes will be withheld at the rates in effect at the time of payment.

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     Approvals

     1. Corporate performance measures, targets and award levels for all officers are subject to approval by the Executive Compensation and Bonus Committee of the Board of Directors.

     2. The Chief Executive Officer approves Business Unit
     performance measures and targets.
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     Adjustments

     To avoid distortion in the operation of the Plan and to assure the incentive features of the Plan, the Company reserves the right to adjust the level of payment to compensate for or reflect in any extraordinary changes which may have occurred during the Plan Year which significantly alter the basis upon which performance levels were determined.


     Administration, Amendments and Termination

     1. The Company has the full power to administer and interpret the Plan and to establish rules for its operation. The Company may also modify, amend or terminate the Plan at any time without prior notice.

     2. Nothing contained in this Plan or in any other documents relating to the Plan is intended to confer any right to continue in the employ of the Company or to constitute a contract or in any way limit the right of the Company to change an individual's compensation or to terminate the employment of any person with or without cause.